Exhibit 99.1

Yum China Reports Third Quarter 2021 Results

Total Revenues grew 9%. System Sales grew 1% in constant currency

Opened a record of 524 new stores

Reported $178 million Operating Profit despite Delta variant outbreak, demonstrating resiliency and agility

Shanghai, China (October 27, 2021) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the third quarter ended September 30, 2021.

Impact of COVID-19 Outbreak and Mitigation Efforts

As we described in the business update released on September 14, 2021, third quarter results were significantly impacted by the Delta variant outbreak that started in late July. This regional outbreak was the most widely spread wave since the first quarter of 2020. Several major cities were locked down, including Nanjing and Yangzhou, which are key cities for us in eastern China. Zhengzhou and Wuhan, the capital cities of Henan and Hubei provinces, respectively, were also significantly affected. In mid-September, there were also smaller regional outbreaks in Fujian and Heilongjiang provinces, in southeastern and northeastern China, respectively. Strict public health measures were implemented across the country, including the closure of many tourist locations. These actions led to fewer social activities, substantially lower travel volume, and cancelled holiday trips. According to government statistics, the restaurant industry in China was considerably impacted in August with a revenue decline of approximately 10% compared to August 2019. Despite a mild recovery, the restaurant industry’s revenue growth of approximately 2% in September compared to 2019 was the slowest since March 2021.

Going into the fourth quarter, strict public health measures remain in effect nationwide. The effects of COVID-19 persist, such as fewer social activities, cautious consumer spending and subdued travel volume. According to government statistics, for the seven-day National Day holiday that started on October 1, the number of travelers was down 2% compared to the same period last year and down 30% versus the corresponding period in 2019. Related travel spending was down 5% compared to 2020 and 40% compared to 2019. With latest regional outbreaks resurging across 12 provinces and rigorous preventative health measures in force across the country, we continue to expect same-store sales recovery to take time. Same-store sales are gradually recovering but remain below the prior year and pre-COVID 2019 levels, since overall dine-in volume as well as traffic at transportation hubs are still significantly impacted. We are focused on driving sales by leveraging our member base and digital channels, launching great food for both dine-in and home consumption and enhancing our hybrid delivery model.

Third Quarter Highlights

•	Total revenues increased 9% year over year to $2.55 billion from $2.35 billion (a 2% increase excluding foreign currency translation (“F/X”)).
•	Total system sales increased 1% year over year, with increases of 1% at both KFC and Pizza Hut, excluding F/X.
•	Same-store sales decreased 7 % year over year, with decreases of 8% at KFC and 5% at Pizza Hut, excluding F/X.
•	Opened 524 new stores during the quarter.
•	Total store count reached 11,415 as of September 30, 2021, an increase of 1,265 stores over the past year.
•	Restaurant margin was 12.2%, compared with 18.6% in the prior year period, primarily due to sales deleveraging.
•

Operating Profit decreased 68% year over year to $178 million from $556 million (a 70% decrease excluding F/X), primarily due to sales deleveraging and lapping the non-cash gain of $239 million from the re-measurement of our previously held equity interest in Suzhou KFC in the third quarter 2020.

•	Adjusted Operating Profit decreased 48% year over year to $168 million from $320 million (a 52% decrease excluding F/X).
•	Effective tax rate was 28.3%.
•	Net Income decreased 76% to $104 million from $439 million in the prior year period, primarily due to the decrease in Operating Profit and loss from our mark-to-market investment in Meituan.

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

•

Adjusted Net Income decreased 63% to $96 million from $263 million in the prior year period (a 45% decrease excluding the net loss of $32 million in the third quarter of 2021 and the net gain of $29 million in the third quarter of 2020, respectively, from our mark-to-market equity investment in Meituan; a 50% decrease if further excluding F/X).

•	Diluted EPS decreased 78% to $0.24 from $1.10 in the prior year period.
•

Adjusted Diluted EPS decreased 67% to $0.22 from $0.66 in the prior year period (a 50% decrease excluding the net loss in the third quarter of 2021 and the net gain in the third quarter of 2020, respectively, from our mark-to-market investment; a 53% decrease if further excluding F/X).

•	Results include the consolidation of Huang Ji Huang since April 2020, and Suzhou KFC since August 2020.

Key Financial Results

	Third Quarter 2021				Year to Date Ended 9/30/2021
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+1	(7)	+12	(68)	+15	+2	+12	(4)
KFC	+1	(8)	+14	(31)	+12	-	+14	+27
Pizza Hut	+1	(5)	+10	(69)	+20	+11	+10	+141

	Third Quarter				Year to Date Ended 9/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2021	2020	Reported	Ex F/X	2021	2020	Reported	Ex F/X
Operating Profit	$178	$556	(68)	(70)	$753	$781	(4)	(11)
Adjusted Operating Profit[1]	$168	$320	(48)	(52)	$750	$550	+36	+26
Net Income	$104	$439	(76)	(79)	$515	$633	(19)	(26)
Adjusted Net Income[1]	$96	$263	(63)	(67)	$514	$462	+11	+2
Basic Earnings Per Common Share	$0.25	$1.13	(78)	(81)	$1.23	$1.67	(26)	(33)
Adjusted Basic Earnings Per
Common Share[1]	$0.23	$0.68	(66)	(71)	$1.22	$1.21	+1	(7)
Diluted Earnings Per Common Share	$0.24	$1.10	(78)	(81)	$1.19	$1.62	(27)	(33)
Adjusted Diluted Earnings Per
Common Share[1]	$0.22	$0.66	(67)	(70)	$1.18	$1.18	-	(8)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “The third quarter was challenging as the regional outbreaks heavily impacted the restaurant industry. I am grateful for our teams who worked nimbly and tirelessly to navigate these adverse conditions. We quickly adjusted operations, strengthened value promotions and product innovation to drive off-premise demand. Our digital channels enabled us to more quickly reach members with targeted promotions. We sustained system sales growth in the third quarter, with new unit openings more than offsetting same-store sales declines. Despite the near-term challenges, we continue to execute on the strategies we outlined in our September investor day to fortify resiliency and accelerate growth. With record openings of 524 new stores during the quarter and after a review of our current pipeline, we now expect to open over 1,700 gross new stores in 2021. We deepened our partnership with Lavazza to accelerate the growth of its footprint in China, aiming to open 1,000 stores by 2025. We are also excited to become a strategic investor in Hangzhou Catering Service Group, which is an important shareholder of the Hangzhou KFC joint venture and was instrumental in making Hangzhou one of our largest markets, to accelerate growth across our brands in Zhejiang province.”

Andy Yeung, CFO of Yum China, added, “Our third quarter results are in line with expectations that we indicated in the September business update. We took immediate action to manage costs and leverage technology to drive productivity. Looking ahead, we expect the near-term environment to be challenging. We expect that COVID-19, especially the Delta variant outbreaks, will continue to affect consumer behavior and impact our same-store sales recovery. Keep in mind that fourth quarter is the seasonally lowest quarter for sales and profit margins, so small changes in sales and operations will considerably impact profitability. We expect restaurant margins in the fourth quarter and near-term to be pressured by the significant headwinds in (1) sales deleveraging impact, (2) rising commodity prices, and (3) wage inflation. Against this backdrop, we plan to continue to manage costs and stay agile. We will also continue to invest with discipline in store network expansion, supply chain, and digitalization for sustainable growth.”

Dividends and Share Repurchases

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on December 16, 2021 to shareholders of record as of the close of business on November 24, 2021.

●

During the third quarter, we repurchased approximately 0.57 million shares of Yum China common stock for $33.6 million at an average price of $58.56 per share. As of September 30, 2021, approximately $658 million remained available for future share repurchases under the current authorization.

Digital and Delivery

●	The KFC and Pizza Hut loyalty programs exceeded 350 million members combined as of quarter-end. Member sales accounted for approximately 60% of system sales in the third quarter of 2021.
●

Delivery contributed approximately 34% of KFC and Pizza Hut’s Company sales in the third quarter of 2021, an increase of approximately six percentage points from the prior year period as consumers remain cautious about dine-in.

●	Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 87% of KFC and Pizza Hut’s Company sales in the third quarter of 2021.
KFC and Pizza Hut Total	Third Quarter		Year to Date Ended 9/30
	2021	2020	2021	2020
Member count (as of period-end)	350 million+	285 million+	350 million+	285 million+
Member sales as % of system sales	~60%	~60%	~61%	~60%
Delivery as % of Company sales	~34%	~28%	~32%	~30%
Digital orders as % of Company sales	~87%	~78%	~86%	~78%

New-Unit Development and Asset Upgrade

●	Yum China opened 524 new stores in the third quarter of 2021, mainly driven by development of the KFC and Pizza Hut brands.
●	The Company remodeled 211 stores in the third quarter of 2021.
	New Units		Restaurant Count
	Third Quarter	Year to Date	As of September 30
	2021	Ended 9/30/2021	2021	2020
Yum China	524	1,243	11,415	10,150
KFC	362	895	7,908	6,925
Pizza Hut	103	211	2,503	2,277
Others[2]	59	137	1,004	948

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

●

Restaurant margin was 12.2% in the third quarter of 2021, compared with 18.6% in the prior year period, primarily attributable to sales deleveraging, stepped-up promotions, wage inflation, increased rider cost associated with rising delivery volume, and lower temporary relief provided by landlords and government agencies. The benefit of favorable commodity prices in the third quarter of 2021 was partially offset by higher cost associated with the phase-out of certain plastic packaging and other packaging upgrades.

	Third Quarter			Year to Date Ended 9/30
	2021	2020	ppts change	2021	2020	ppts change
Yum China	12.2%	18.6%	(6.4)	15.6%	14.7%	+0.9
KFC	13.6%	19.4%	(5.8)	16.8%	16.2%	+0.6
Pizza Hut	8.2%	16.7%	(8.5)	12.2%	10.6%	+1.6

2021 Outlook

•	We are increasing gross new stores target to over 1,700, compared to the previous target of 1,300, primarily due to the acceleration of KFC and Pizza Hut store expansion.
•	We maintain the capital expenditures target of approximately $700-800 million, benefiting from our ongoing efforts to reduce capital expenditures per new store.

Other Updates

•

In September 2021, the Company entered into a definitive agreement to acquire a 28% equity interest in Hangzhou Catering Service Group (“Hangzhou Catering”) for total cash consideration of approximately $250 million. Hangzhou Catering holds a 45% equity interest in the Hangzhou KFC joint venture (“Hangzhou KFC”), of which the Company currently holds a 47% equity interest. We expect to complete the acquisition in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions and regulatory approvals. Upon closing, the Company will control and consolidate Hangzhou KFC, which operates over 700 KFC stores in and around Hangzhou, with an approximately 60% equity interest, directly and indirectly. In addition to its holding in Hangzhou KFC, Hangzhou Catering operates approximately 60 Chinese dining restaurants under four time-honored brands (Zhi Wei Guan, Hangzhou Restaurant, Kui Yuan Guan and Tian Xiang Lou) and a high-growth food processing business. With this acquisition, Yum China expects to deepen the partnership with Hangzhou Catering and its key shareholder, which has a large commercial real estate portfolio in the region, in the areas of product innovations, retail product collaborations and accelerating store expansion across our brands in Zhejiang province.

•

In September 2021, Yum China and Luigi Lavazza S.p.A. (“Lavazza”) entered into agreements for the previously formed joint venture and announced plans to accelerate the expansion of Lavazza stores in China, aiming to open 1,000 stores by 2025. Together, an initial funding of $200 million will be injected into the joint venture for its future growth. The joint venture is also expected to be Lavazza’s exclusive distributor in mainland China to introduce more products from Lavazza’s global portfolio. Upon execution of these agreements in September, Yum China consolidates the joint venture results with its 65% equity interest.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Wednesday, October 27, 2021 (8:00 a.m. Beijing/Hong Kong Time on Thursday, October 28, 2021).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/5tbn4t8f.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link:	http://apac.directeventreg.com/registration/event/5193096
Conference ID:	5193096

A replay of the conference call will be available two hours after the call ends until 9:00 a.m. U.S. Eastern Time on Thursday, November 4, 2021 (9:00 p.m. Beijing/Hong Kong Time on Thursday, November 4, 2021) and may be accessed by phone at the following numbers:

U.S.:	1 855 452 5696
Mainland China:	400 602 2065 or 800 870 0206
Hong Kong:	+852 3051 2780
U.K.:	0808 234 0072
International:	+61 2 8199 0299

Replay access code:	5193096

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2021 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated closing of the Hangzhou Catering investment, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional outbreaks caused by existing or new COVID-19 variants, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 11,415 restaurants in over 1,600 cities at the end of September 2021. Yum China ranked # 363 on the Fortune 500 list and was named to TIME100 Most Influential Companies list in 2021. Yum China has been named the Industry Leader for the Restaurant & Leisure Facilities Industry in the 2020 Dow Jones Sustainability Indices. In 2021, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2021 in China by the Top Employers Institute, both for the third consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2021	9/30/2020	B/(W)		9/30/2021	9/30/2020	B/(W)
Revenues
Company sales	$2,310	$2,118	9		$6,874	$5,358	28
Franchise fees and income	40	40	—		120	112	7
Revenues from transactions with franchisees and unconsolidated affiliates	184	170	8		519	488	7
Other revenues	20	20	2		49	46	7
Total revenues	2,554	2,348	9		7,562	6,004	26
Costs and Expenses, Net
Company restaurants
Food and paper	743	660	(13)		2,133	1,711	(25)
Payroll and employee benefits	591	458	(29)		1,675	1,236	(35)
Occupancy and other operating expenses	694	606	(15)		1,995	1,621	(23)
Company restaurant expenses	2,028	1,724	(18)		5,803	4,568	(27)
General and administrative expenses	142	127	(13)		408	339	(21)
Franchise expenses	17	17	(1)		50	50	2
Expenses for transactions with franchisees and unconsolidated affiliates	180	164	(9)		509	480	(6)
Other operating costs and expenses	17	15	(16)		41	38	(9)
Closures and impairment expenses, net	2	1	(62)		13	30	57
Other income, net	(10)	(256)	(96)		(15)	(282)	(95)
Total costs and expenses, net	2,376	1,792	(33)		6,809	5,223	(30)
Operating Profit	178	556	(68)		753	781	(4)
Interest income, net	16	11	58		47	28	69
Investment (loss) gain	(39)	38	NM		(43)	75	NM
Income Before Income Taxes	155	605	(74)		757	884	(14)
Income tax provision	(44)	(155)	72		(210)	(232)	10
Net income – including noncontrolling interests	111	450	(75)		547	652	(16)
Net income – noncontrolling interests	7	11	31		32	19	(73)
Net Income – Yum China Holdings, Inc.	$104	$439	(76)		$515	$633	(19)
Effective tax rate	28.3%	25.6%	(2.7)	ppts.	27.7%	26.3%	(1.4)	ppts.

Basic Earnings Per Common Share	$0.25	$1.13			$1.23	$1.67
Weighted-average shares outstanding (in millions)	422	387			421	380

Diluted Earnings Per Common Share	$0.24	$1.10			$1.19	$1.62
Weighted-average shares outstanding (in millions)	435	400			435	391

Cash Dividends Declared Per Common Share	$0.12	$-			$0.36	$0.12

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.2	31.2	(1.0)	ppts.	31.0	31.9	0.9	ppts.
Payroll and employee benefits	25.6	21.6	(4.0)	ppts.	24.4	23.1	(1.3)	ppts.
Occupancy and other operating expenses	30.0	28.6	(1.4)	ppts.	29.0	30.3	1.3	ppts.
Restaurant margin	12.2%	18.6%	(6.4)	ppts.	15.6%	14.7%	0.9	ppts.
Operating margin	7.7%	26.2%	(18.5)	ppts.	11.0%	14.6%	(3.6)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2021	9/30/2020	B/(W)		9/30/2021	9/30/2020	B/(W)
Revenues
Company sales	$1,750	$1,597	10		$5,220	$4,077	28
Franchise fees and income	32	32	—		95	97	(2)
Revenues from transactions with franchisees and unconsolidated affiliates	17	16	1		46	47	(3)
Other revenues	2	1	NM		6	1	NM
Total revenues	1,801	1,646	9		5,367	4,222	27
Costs and Expenses, Net
Company restaurants
Food and paper	567	504	(12)		1,629	1,315	(24)
Payroll and employee benefits	425	330	(29)		1,214	888	(37)
Occupancy and other operating expenses	520	453	(15)		1,500	1,215	(23)
Company restaurant expenses	1,512	1,287	(17)		4,343	3,418	(27)
General and administrative expenses	62	50	(25)		175	138	(27)
Franchise expenses	16	16	2		47	48	2
Expenses for transactions with franchisees and unconsolidated affiliates	16	16	1		45	47	5
Other operating costs and expenses	2	—	NM		3	—	NM
Closures and impairment expenses, net	1	1	NM		7	12	33
Other income, net	(4)	(10)	(65)		(16)	(39)	(60)
Total costs and expenses, net	1,605	1,360	(18)		4,604	3,624	(27)
Operating Profit	$196	$286	(31)		$763	$598	27
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.4	31.6	(0.8)	ppts.	31.2	32.3	1.1	ppts.
Payroll and employee benefits	24.3	20.7	(3.6)	ppts.	23.3	21.8	(1.5)	ppts.
Occupancy and other operating expenses	29.7	28.3	(1.4)	ppts.	28.7	29.7	1.0	ppts.
Restaurant margin	13.6%	19.4%	(5.8)	ppts.	16.8%	16.2%	0.6	ppts.
Operating margin	11.2%	17.9%	(6.7)	ppts.	14.6%	14.7%	(0.1)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2021	9/30/2020	B/(W)		9/30/2021	9/30/2020	B/(W)
Revenues
Company sales	$546	$508	7		$1,617	$1,252	29
Franchise fees and income	2	2	20		6	4	41
Revenues from transactions with franchisees and unconsolidated affiliates	2	1	55		5	3	72
Other revenues	1	—	NM		2	—	NM
Total revenues	551	511	8		1,630	1,259	29
Costs and Expenses, Net
Company restaurants
Food and paper	173	152	(13)		493	388	(27)
Payroll and employee benefits	161	124	(29)		450	339	(32)
Occupancy and other operating expenses	168	148	(14)		478	393	(22)
Company restaurant expenses	502	424	(18)		1,421	1,120	(27)
General and administrative expenses	27	24	(14)		80	71	(13)
Franchise expenses	1	1	(29)		3	2	(33)
Expenses for transactions with franchisees and unconsolidated affiliates	2	1	(46)		5	3	(63)
Other operating costs and expenses	1	—	NM		1	—	(12)
Closures and impairment expenses, net	—	—	NM		3	15	81
Total costs and expenses, net	533	450	(18)		1,513	1,211	(25)
Operating Profit	$18	$61	(69)		$117	$48	141
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.5	29.8	(1.7)	ppts.	30.5	31.0	0.5	ppts.
Payroll and employee benefits	29.5	24.6	(4.9)	ppts.	27.8	27.1	(0.7)	ppts.
Occupancy and other operating expenses	30.8	28.9	(1.9)	ppts.	29.5	31.3	1.8	ppts.
Restaurant margin	8.2%	16.7%	(8.5)	ppts.	12.2%	10.6%	1.6	ppts.
Operating margin	3.5%	12.0%	(8.5)	ppts.	7.2%	3.9%	3.3	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	9/30/2021	12/31/2020
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,278	$1,158
Short-term investments	3,099	3,105
Accounts receivable, net	97	99
Inventories, net	390	398
Prepaid expenses and other current assets	218	176
Total Current Assets	5,082	4,936
Property, plant and equipment, net	1,910	1,765
Operating lease right-of-use assets	2,287	2,164
Goodwill	858	832
Intangible assets, net	218	246
Deferred income tax assets	68	98
Investments in unconsolidated affiliates	309	85
Other assets	774	749
Total Assets	11,506	10,875

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,126	1,995
Income taxes payable	68	72
Total Current Liabilities	2,194	2,067
Non-current operating lease liabilities	2,014	1,915
Non-current finance lease obligations	34	28
Deferred income tax liabilities	217	227
Other liabilities	170	167
Total Liabilities	4,629	4,404

Redeemable Noncontrolling Interest	12	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 444 million shares and 440 million shares issued at September 30, 2021 and December 31, 2020, respectively; 424 million shares and 420 million shares outstanding at September 30, 2021 and December 31, 2020, respectively	4	4
Treasury stock	(762)	(728)
Additional paid-in capital	4,685	4,658
Retained earnings	2,468	2,105
Accumulated other comprehensive income	213	167
Total Yum China Holdings, Inc. Stockholders' Equity	6,608	6,206
Noncontrolling interests	257	253
Total Equity	6,865	6,459
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,506	$10,875

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	9/30/2021	9/30/2020
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$547	$652
Depreciation and amortization	380	327
Non-cash operating lease cost	310	270
Closures and impairment expenses	13	30
Gain from re-measurement of previously held equity interest	(10)	(239)
Investment loss (gain)	43	(75)
Equity income from investments in unconsolidated affiliates	(38)	(51)
Distributions of income received from unconsolidated affiliates	21	25
Deferred income taxes	17	73
Share-based compensation expense	32	27
Changes in accounts receivable	2	(19)
Changes in inventories	13	52
Changes in prepaid expenses and other current assets	—	31
Changes in accounts payable and other current liabilities	82	56
Changes in income taxes payable	(5)	62
Changes in non-current operating lease liabilities	(309)	(292)
Other, net	(24)	(30)
Net Cash Provided by Operating Activities	1,074	899
Cash Flows – Investing Activities
Capital spending	(482)	(284)
Purchases of short-term investments	(4,524)	(2,859)
Purchases of long-term time deposits	(25)	(57)
Maturities of short-term investments	4,544	1,066
Contribution to unconsolidated affiliates	—	(17)
Acquisition of business, net of cash acquired	—	(288)
Investment in equity securities	(261)	—
Disposal of equity securities	—	54
Other, net	5	52
Net Cash Used in Investing Activities	(743)	(2,333)
Cash Flows – Financing Activities
Common stock issuance proceeds, net of issuance costs	—	2,203
Repurchase of shares of common stock	(32)	(8)
Cash dividends paid on common stock	(152)	(45)
Dividends paid to noncontrolling interests	(22)	(7)
Payment of acquisition related holdback	(8)	—
Other, net	(6)	1
Net Cash (Used in) Provided by Financing Activities	(220)	2,144
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	9	17
Net Increase in Cash, Cash Equivalents and Restricted Cash	120	727
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,158	1,055
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,278	$1,782

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year to Date Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$178	$556	$753	$781
Special Items, Operating Profit	10	236	3	231
Adjusted Operating Profit	$168	$320	$750	$550
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$104	$439	$515	$633
Special Items, Net Income –Yum China Holdings, Inc.	8	176	1	171
Adjusted Net Income – Yum China Holdings, Inc.	$96	$263	$514	$462
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.25	$1.13	$1.23	$1.67
Special Items, Basic Earnings Per Common Share	0.02	0.45	0.01	0.46
Adjusted Basic Earnings Per Common Share	$0.23	$0.68	$1.22	$1.21
Diluted Earnings Per Common Share	$0.24	$1.10	$1.19	$1.62
Special Items, Diluted Earnings Per Common Share	0.02	0.44	0.01	0.44
Adjusted Diluted Earnings Per Common Share	$0.22	$0.66	$1.18	$1.18
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	28.3%	25.6%	27.7%	26.3%
Impact on effective tax rate as a result of Special Items	(0.5)%	(0.1)%	0.1%	(0.1)%
Adjusted effective tax rate	28.8%	25.7%	27.6%	26.4%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$104	$439	$515	$633
Net income – noncontrolling interests	7	11	32	19
Income tax provision	44	155	210	232
Interest income, net	(16)	(11)	(47)	(28)
Investment loss (gain)	39	(38)	43	(75)
Operating Profit	178	556	753	781
Special Items, Operating Profit	(10)	(236)	(3)	(231)
Adjusted Operating Profit	168	320	750	550
Depreciation and amortization	128	113	380	327
Store impairment charges	4	3	23	39
Adjusted EBITDA	$300	$436	$1,153	$916

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Gain from re-measurement of previously held equity interest(1)	$10	$239	$10	$239
Share-based compensation expense for Partner PSU awards(2)	—	(3)	(7)	(5)
Derecognition of indemnification assets related to Daojia(3)	—	—	—	(3)
Special Items, Operating Profit	10	236	3	231
Tax effect on Special Items(4)	(2)	(60)	(2)	(60)
Special Items, net income – including noncontrolling interests	8	176	1	171
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$8	$176	$1	$171
Weighted-average Diluted Shares Outstanding (in millions)	435	400	435	391
Special Items, Diluted Earnings Per Common Share	$0.02	$0.44	$0.01	$0.44

(1)

In the quarters ended September 30, 2021 and 2020, as a result of the consolidation of the Lavazza joint venture and Suzhou KFC, the Company recognized a gain of $10 million and $239 million, respectively, from the re-measurement of our previously held equity interest at fair value. The re-measurement gains were not allocated to any segment for performance reporting purposes.

(2)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost of nil and $7 million associated with the Partner PSU Awards for the quarter and year to date ended September 30, 2021, respectively, and $3 million and $5 million for the quarter and year to date ended September 30, 2020, respectively.

(3)

In the quarter ended June 30, 2020, the Company derecognized a $3 million indemnification asset previously recorded for the Daojia acquisition as the indemnification right expired pursuant to the purchase agreement. The amount was included in Other income, net, but was not allocated to any segment for performance reporting purposes.

(4)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2020	New Builds	Closures	Refranchised	Acquired	9/30/2021
Company-owned	5,872	706	(130)	(2)	4	6,450
Unconsolidated affiliates	677	93	(8)	—	—	762
Franchisees	617	96	(15)	2	(4)	696
Total	7,166	895	(153)	—	—	7,908

Pizza Hut

	12/31/2020	New Builds	Closures	9/30/2021
Company-owned	2,230	199	(60)	2,369
Franchisees	125	12	(3)	134
Total	2,355	211	(63)	2,503

Others

	12/31/2020	New Builds	Closures	Other(1)	9/30/2021
Company-owned	88	20	(11)	22	119
Unconsolidated affiliates	4	18	—	(22)	—
Franchisees	893	99	(107)	—	885
Total	985	137	(118)	—	1,004

(1)	As a result of the consolidation of the Lavazza joint venture in September 2021, the restaurant units of Lavazza were transferred from unconsolidated affiliates to Company-owned.

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 9/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,750	$546	$14	$—	$—	$2,310
Franchise fees and income	32	2	6	—	—	40
Revenues from transactions with franchisees and unconsolidated affiliates(2)	17	2	26	139	—	184
Other revenues	2	1	88	7	(78)	20
Total revenues	$1,801	$551	$134	$146	$(78)	$2,554
Company restaurant expenses	1,512	502	14	—	—	2,028
General and administrative expenses	62	27	11	42	—	142
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	2	24	138	—	180
Other operating costs and expenses	2	1	87	5	(78)	17
Closures and impairment expenses, net	1	—	1	—	—	2
Other (income) expenses, net	(4)	—	3	(9)	—	(10)
Total costs and expenses, net	1,605	533	140	176	(78)	2,376
Operating Profit (Loss)	$196	$18	$(6)	$(30)	$—	$178

Quarter Ended 9/30/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,597	$508	$13	$—	$—	$2,118
Franchise fees and income	32	2	6	—	—	40
Revenues from transactions with franchisees and unconsolidated affiliates(2)	16	1	18	135	—	170
Other revenues	1	—	36	2	(19)	20
Total revenues	$1,646	$511	$73	$137	$(19)	$2,348
Company restaurant expenses	1,287	424	13	—	—	1,724
General and administrative expenses	50	24	11	42	—	127
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	1	13	134	—	164
Other operating costs and expenses	—	—	33	1	(19)	15
Closures and impairment expenses, net	1	—	—	—	—	1
Other (income) expenses, net	(10)	—	1	(247)	—	(256)
Total costs and expenses, net	1,360	450	71	(70)	(19)	1,792
Operating Profit	$286	$61	$2	$207	$—	$556

Year to Date Ended 9/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,220	$1,617	$37	$—	$—	$6,874
Franchise fees and income	95	6	19	—	—	120
Revenues from transactions with franchisees and unconsolidated affiliates(2)	46	5	75	393	—	519
Other revenues	6	2	187	11	(157)	49
Total revenues	$5,367	$1,630	$318	$404	$(157)	$7,562
Company restaurant expenses	4,343	1,421	40	—	(1)	5,803
General and administrative expenses	175	80	30	123	—	408
Franchise expenses	47	3	—	—	—	50
Expenses for transactions with franchisees and unconsolidated affiliates(2)	45	5	69	390	—	509
Other operating costs and expenses	3	1	183	10	(156)	41
Closures and impairment expenses, net	7	3	3	—	—	13
Other (income) expenses, net	(16)	—	8	(7)	—	(15)
Total costs and expenses, net	4,604	1,513	333	516	(157)	6,809
Operating Profit (Loss)	$763	$117	$(15)	$(112)	$—	$753

Year to Date Ended 9/30/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$4,077	$1,252	$29	$—	$—	$5,358
Franchise fees and income	97	4	11	—	—	112
Revenues from transactions with franchisees and unconsolidated affiliates(2)	47	3	34	404	—	488
Other revenues	1	—	77	4	(36)	46
Total revenues	$4,222	$1,259	$151	$408	$(36)	$6,004
Company restaurant expenses	3,418	1,120	32	—	(2)	4,568
General and administrative expenses	138	71	30	100	—	339
Franchise expenses	48	2	—	—	—	50
Expenses for transactions with franchisees and unconsolidated affiliates(2)	47	3	26	404	—	480
Other operating costs and expenses	—	—	69	3	(34)	38
Closures and impairment expenses, net	12	15	3	—	—	30
Other (income) expenses, net	(39)	—	1	(244)	—	(282)
Total costs and expenses, net	3,624	1,211	161	263	(36)	5,223
Operating Profit (Loss)	$598	$48	$(10)	$145	$—	$781

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)	Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)

Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates.